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                                                                    EXHIBIT 99.1


[VNS THERAPY LOGO]


FOR RELEASE WEDNESDAY, NOVEMBER 5, 2003; 4:00 PM EST

                     CYBERONICS' Q2 RESULTS EXCEED GUIDANCE
                     RECORD WORLDWIDE SALES OF $29.3 MILLION
        275% ANNUAL IMPROVEMENT IN QUARTERLY EARNINGS TO $0.15 PER SHARE
                              $55.3 MILLION OF CASH
                    CONFERENCE CALL SCHEDULED FOR 4:30 PM EST

HOUSTON, Texas, November 5, 2003 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced financial results for the second quarter ended October 24, 2003 of its fiscal year ending April 30, 2004.

Net sales for the second quarter ended October 24, 2003 increased 12% to $29.3 million, compared to net sales of $26.1 million for the same quarter ended October 25, 2002. Second quarter net sales included $26.9 million from the U.S. market and $2.4 million from international markets. U.S. and international net sales increased by 10% and 41% respectively, as compared to the second quarter of last year.

Net sales for the six months ended October 24, 2003 increased 14% to $56.0 million compared to net sales of $49.1 million for the six months ended October 25, 2002. Net sales included $51.9 million from the U.S. market and $4.1 million from international markets. U.S. and international net sales increased by 13.4% and 21.4%, respectively, as compared to last year.

Net earnings for the second quarter increased $2.8 million (283%) to $3.8 million from $1.0 million for the quarter ended October 25, 2002. Net earnings per fully diluted share for the second quarter increased $0.11 (275%) to $0.15 per fully diluted share from $0.04 per fully diluted share for the quarter ended October 25, 2002. Net earnings exceeded the company's guidance of $0.12 per fully diluted share, by $0.03, or 25%. Net earnings for the six months ended October 24, 2003 were $6.4 million, or $0.25 per fully diluted share, compared to net loss of $2.7 million or $0.12 per share for the six months ended October 25, 2002.

Cash on hand on October 24, 2003 totaled $55.3 million, increasing by $10.2 million during the quarter and increasing by $11.7 million over the $43.6 million in cash on hand as of April 25, 2003.

Robert P. ("Skip") Cummins, Cyberonics' Chairman of the Board and Chief Executive Officer commented, "Fiscal 2004 is a defining year for VNS TherapyTM and Cyberonics. Our primary 2004 objectives are to steadily improve the profitability, scalability in epilepsy and transferability to depression of our organization and business model and to work with FDA to determine the safety and effectiveness of VNS Therapy as a treatment for depression. In Q2, we continued to make excellent progress toward those objectives by (1) overachieving our


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sales and earnings objectives, (2) identifying and qualifying a record number of candidates for VNS Therapy through our HIPAA-compliant PIQTM (Patient Identification and Qualification) process, and (3) submitting to FDA a comprehensive 87-volume PMA-Supplement (PMA-S) requesting approval to market the VNS TherapyTM System as an adjunctive long-term treatment of chronic or recurrent depression for patients who are experiencing a major depressive episode that has not had an adequate response to two or more antidepressant treatments."

 "We are making no changes to our financial and depression regulatory guidance for the remaining quarters in fiscal 2004," commented Pamela B. Westbrook, Vice President Finance and Administration and Chief Financial Officer. "We expect to see continued improvements in U.S. sales force productivity and quarterly annual sales growth of approximately 22% in the third quarter and 40% in the fourth quarter of the fiscal year ending April 30, 2004. Including actual results for the first two quarters, we expect fiscal 2004 sales to grow 23% to approximately $128.4 million and that fiscal 2004 net earnings will increase by approximately 118% over last year to $0.48 fully diluted share. Regarding depression, we continue to expect that our PMA-S will be accepted for filing by FDA in Q3, that an FDA Advisory Panel meeting to review our depression PMA-S will occur next summer and that we will receive FDA's final decision regarding the approvability of the depression indication within the next year."

CONFERENCE CALL

A simultaneous conference call and Internet presentation to discuss Q2 results will occur at 4:30 PM EST on Wednesday, November 5, 2003. Two separate phone lines are necessary to access the conference call and Internet presentation. The audio portion of the conference call may be accessed by dialing 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 3633323; the leader is Pam Westbrook. A replay of the audio portion of the conference call will be available two hours after the completion of the conference call on Wednesday, November 5, 2003 through Wednesday, November 19, 2003 by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 3633323.

You may access the Cyberonics Internet presentation site via the PresentPLUS Gateway address http://www.presentplus.com/conference/gateway.html. To test your system in advance, take the instant system check by clicking on the PresentPLUS Gateway link above, then select Browser Check from the available options. If you encounter difficulty, support solutions will be provided, or you may call PresentPLUS toll-free at 877-549-3137 or email support@presentplus.com with your telephone number for an immediate call back. Once proper compatibility is confirmed, the presentation site can be accessed 10 minutes prior to the scheduled start, beginning at 4:20 PM EST on Wednesday, November 5, 2003. Click on the link http://www.presentplus.com/conference/gateway.html, then click on "Attendee Login" from the available options. The event name and password is XCYBERONICS.

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ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy and other chronic neurological disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy System, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve 24 hours a day. The Company's initial market is epilepsy, which is characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the member countries of the European Economic Area, Canada, Australia and other markets. To date, more than 22,000 epilepsy patients in 24 countries have accumulated over 56,000 patient years of experience using VNS Therapy. The VNS Therapy System is approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment intolerant major depressive episodes including unipolar depression and bipolar disorder (manic depression).

VNS Therapy is at various levels of investigational clinical study as a potential treatment for depression, anxiety disorders, Alzheimer's disease, and chronic headache/migraine. Cyberonics' comprehensive VNS Therapy depression study program began with the first pilot study implant in July 1998. The depression study program includes the following studies: a 60-patient acute and long-term pilot study (D-01); a 235-patient double blind, randomized, placebo controlled 8-week fixed dose acute pivotal study with a long-term extension (D-02); a 127-patient long-term observational study of patients with chronic or recurrent treatment resistant depression treated only with treatment as usual (D-04); neuroimaging, neurochemical and sleep mechanism of action studies; and several healthcare utilization and cost effectiveness studies. The patients in these studies were suffering from chronic or recurrent treatment resistant depression. In the D-02 and D-04 studies, the average lifetime illness exceeded 25 years and the average duration of the current depressive episode exceeded 48 months.

Highly statistically and clinically significant acute and long-term response and remission rates were observed in the D-01 pilot study. The first implant in the D-02 pivotal study occurred in August 2000. In January 2002, Cyberonics announced that although clinically meaningful, the difference in the D-02 treatment and placebo group HRSD-24 response rates at the end of the 8-week fixed dose acute study was not statistically significant. In September 2002, after determining the likely contributors to the lack of statistical significance, Cyberonics submitted a revised, prospective long-term pivotal study analysis plan to FDA. In January 2003, Cyberonics announced that the one-year data from its D-02 depression pivotal study, analyzed pursuant to the D-02 analysis plan submitted to the FDA in September 2002, showed highly statistically significant (p-value < 0.001) and clinically significant improvements compared to baseline. In July 2003, Cyberonics reported that the preliminary one-year results from its D-02 VNS Therapy depression pivotal study and D-04 companion study of chronic and recurrent treatment resistant depression, analyzed pursuant to the D-02 analysis plan submitted to the U.S. Food and Drug Administration (FDA) in September 2002, showed a highly statistically significant causal relationship (p-value < 0.001) between VNS Therapy and the depression improvements from baseline

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observed in the D-02 VNS Therapy study. The causal relationship between VNS
Therapy and the D-02 patients' one-year outcomes was determined using a repeated measures linear regression analysis to compare depression improvements as measured by the Inventory of Depressive Symptomatology-Self Report (IDS-SR) over one year in 205 D-02 patients receiving VNS Therapy and treatment as usual with the IDS-SR outcomes of 124 patients in a companion study, D-04, receiving only treatment as usual. In D-04, patients with chronic or recurrent treatment resistant depression who met the critical D-02 inclusion criteria were treated with standard medical management at 13 total study sites including 12 of the 21 D-02 study sites. Statistically and clinically significant differences in the physician and patient reported D-02 and D-04 patients' one-year response and remission rates were also observed. One-year response rates, defined as at least a 50% improvement in depression symptoms as measured by the IDS-SR and HRSD-24 (24 item clinician rated Hamilton Rating Scale for Depression) were 21% and 30%, respectively in D-02 and 12% and 13% respectively in D-04. One-year remission rates, defined as the percentage of patients free of depressive symptoms after one-year of treatment, were 16% and 17%, respectively in D-02 and 5% and 7%, respectively in D-04.

The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," and "forecast," or other similar words. Such forward-looking statements include statements concerning 2004 objectives, including improving the profitability, scalability and transferability of our business model, 2004 guidance, including quarterly and annual sales growth, improvements in U.S. sale force productivity, net earnings and net earnings per share, maintaining and obtaining appropriate regulatory approvals, developing VNS as a treatment for depression and other indications, and the timing and outcome of clinical studies and regulatory activities. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test of VNS Therapy for the treatment of depression, Alzheimer's disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; and other risks detailed in from time to time in the Company's filings with the SEC.


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CONTACT INFORMATION

Pamela Westbrook                                Helen Shik
Vice President of Finance and CFO               Vice President
Cyberonics, Inc.                                Schwartz Communications
100 Cyberonics Blvd.                            230 Third Avenue
Houston, TX 77058                               Waltham, MA  02154
Main:  (281) 228-7200                           Main:  (781) 684-0770 ext. 6587
Fax:  (281) 218-9332                            Fax:  (781) 684-6500
pbw@cyberonics.com                              hshik@schwartz-pr.com


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